Exhibit 99.1

CONSOL Energy To Conduct Investigation

PITTSBURGH (October 15, 2003) — CONSOL Energy Inc. (NYSE:CNX) has received a copy of an anonymous letter addressed to the Securities and Exchange Commission and delivered to the Company’s independent auditors, PricewaterhouseCoopers LLP. The letter contains numerous allegations including assertions that certain directors and senior executive officers have misappropriated corporate funds and other assets and engaged in other illegal or inappropriate activities.

The Company does not believe the allegations have merit. However, an independent member of the Board of Directors not charged in the anonymous letter will lead an investigation utilizing independent legal counsel. Pending the outcome of the investigation, the persons about whom allegations are made will continue to fulfill their normal management responsibilities.

CONSOL Energy Inc. has chosen to disclose the existence of this letter, despite its anonymous source, in order to keep the investing public apprised of matters that may affect the Company.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States, and the largest exporter of U.S. coal. CONSOL Energy has 20 bituminous coal mining complexes in seven states and in Australia. In addition, the company is one of the largest U.S. producers of coalbed methane, with daily gas production of approximately 135 million cubic feet. The company also produces electricity from coalbed methane at a joint-venture generating facility in Virginia. CONSOL Energy has annual revenues of $2.2 billion. It received a U.S. Environmental Protection Agency 2002 Climate Protection Award, and received the U.S. Department of the Interior’s Office of Surface Mining 2003 and 2002 National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in southern Illinois. Additional information about the company can be found at its web site: www.consolenergy.com.

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: the success or failure of CONSOL Energy’s efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL Energy’s competitors and CONSOL Energy’s ability to respond to such actions; risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair CONSOL Energy’s ability to sell coal and gas; management’s ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy’s ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy.

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